Exhibit 99.1

NEWS RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	At Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL ANNOUNCES INTENT TO
REPURCHASE ADDITIONAL SHARES OF COMMON STOCK

West Point, Georgia, March 20, 2015 – Charter Financial Corporation (NASDAQ: CHFN) announced that it intends to purchase an additional 820,000 shares of its common stock, or approximately 5% of the current outstanding shares, under the repurchase program adopted by the board of directors on September 18, 2014. Under the current program, the Company announced that it could purchase up to 1,825,000 shares of its common stock of which approximately 1.6 million shares have been repurchased to date. The additional 820,000 shares will be repurchased under this same program.

As stated in the press release issued on September 23, 2014, the repurchase program may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares.

Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in central West Georgia, East Alabama and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.

Exhibit 99.1

Forward-Looking Statements

This release contains “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors that could cause actual results to differ materially from these estimates. These factors include but are not limited to general and local economic conditions; changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services. Any or all forward-looking statements in this release and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed. Except as required by law, the Company disclaims any obligation to subsequently revise or update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.